Exhibit A

AGREEMENT OF JOINT FILING

The undersigned hereby agree that this Schedule 13D with respect to the sale of the common stock of United Park City Mines Company pursuant to the Stock Purchase Agreement is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated as of: February 21, 2002

By: /s/ Stephen  Farley_______________
Stephen L. Farley, individually and as
managing general partner of Labrador
Partners L.P. and as trustee of each of
Eileen Farley Trust, John Farley Trust,
Trust f/b/o John S. Farley and Trust
f/b/o Grace Farley

By: /s/ Eleanor Wong_________________
Eleanor Wong, as individual and as
trustee of T.Y. Wong Foundation

J. C. Walter

/s/ J. C. Walter___________________
Name: J. C. Walter

Eileen G. Farley

/s/ Eileen G. Farley__________________
Name: Eileen G. Farley